Filed Pursuant to Rule 433

Registration Nos. 333-276654 and 333-276654-03

*FULL PRICING DETAILS* $1.5bn Volkswagen (VWALT) 2025-B (Prime Auto Lease)

Joint Bookrunners: TD (str), Citi, Scotiabank, Wells
Co-Managers: Barclays, BofA

________________________________Capital Structure ______________________________

CLS	SZ($mm)	WAL	M/S*	P.WIN	E.FIN	L.FIN	BMRK	SPD	CPN	$PX	YLD%
A-1	212.600	0.24	P-1/A-1+	01-06	03/26	09/26	I-CRV	+12	4.164%	100.00000	4.164%
A-2A	305.000	1.18	Aaa/AAA	06-19	04/27	04/28	I-CRV	+37	3.970%	99.98863	4.013%
A-2B	292.000	1.18	Aaa/AAA	06-19	04/27	04/28	SOFR30A	+37	--	100.00000	FRN
A-3	597.000	1.99	Aaa/AAA	19-27	12/27	01/29	I-CRV	+51	4.010%	99.98427	4.052%
A-4	93.400	2.35	Aaa/AAA	27-29	02/28	05/30	I-CRV	+51	4.000%	99.99215	4.037%

* Minimum Expected SF Ratings

 ______________________________ Transaction Details ______________________________

- Deal Size	:	$1.5bn
- Registration	:	SEC Registered - Pricing Speed	:	100% PPC to Maturity
- Expected Pricing	:	Priced - RR Compliance	:	US-Yes; EU-No; UK-No
- Expected Settle	:	09/16/2025 - Min Denoms	:	$1k x $1k
- First Pay	:	10/20/2025 - ERISA	:	Yes (See Prelim)
- Ticker	:	VWALT 2025-B - Exp Ratings	:	Moody's, S&P
- Bill and Deliver	:	TD Securities

_____________________________ Available Information _____________________________

- Prelim Prospectus	:	Attached
- FWP	:	Attached
- IntexNet/CDI	:	Attached
> Dealname	:	tdabsvolk25b_upsize
> Password	:	4443
- DealRoadshow URL	:	https://dealroadshow.com
> Entry Code	:	VALT2025-B (Case Sensitive)
> Direct Link	:	https://dealroadshow.com/e/VALT2025-B

 ______________________________ Security Identifiers ______________________________

CUSIP | ISIN

- Class A-1 92868BAA1	|	US92868BAA17
- Class A-2A 92868BAB9	|	US92868BAB99
- Class A-2B 92868BAC7	|	US92868BAC72
- Class A-3 92868BAD5	|	US92868BAD55
- Class A-4 92868BAE3	|	US92868BAE39

Disclaimer:

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov>.

A rating is not a recommendation to buy, sell or hold the notes and may be subject to suspension, reduction or withdrawal at any time by any rating agency.